Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Contacts:

Investors
Bob Okunski
408-240-5447
Bob.Okunski@sunpower.com

Media
Natalie Wymer
408-457-2348
Natalie.Wymer@sunpower.com

SunPower Reports Second Quarter 2019 Results
Strong Execution; Continued Volume Growth into Global DG Markets
Company Raising FY 2019 Adjusted EBITDA / Net Income Guidance

SAN JOSE, Calif., July 31, 2019 - SunPower Corp. (NASDAQ:SPWR) today announced financial results for its second quarter ended June 30, 2019.

Second Quarter Highlights

•	Continued strength in distributed generation (DG), expanded international power plant footprint

•	Partnered with Bank of America Merrill Lynch and Hannon Armstrong on residential lease funding structure to lower capital costs and improve economics

•	SunPower Energy Services (SPES)

•	Commenced U.S. shipments of 415-watt residential Maxeon-5, A-Series panel

•	Commercial and industrial (C&I) Helix storage solutions pipeline increased to 135 megawatts (MW) with about 30 percent attach rate

•	SunPower Technologies (SPT)

•	Record quarterly shipment volume into international DG markets

•	Expected production on second Maxeon-5 manufacturing line in third quarter with 250-MW nameplate capacity by end of 2019

($ Millions, except percentages and per-share data)	2nd Quarter 2019	1st Quarter 2019	2nd Quarter 2018
GAAP revenue	$436.3	$348.2	$449.1
GAAP gross margin	4.5%	(10.7)%	(69.0)%
GAAP net income (loss)	$121.5	$(89.7)	$(447.1)
GAAP net income (loss) per diluted share	$0.75	$(0.63)	$(3.17)
Non-GAAP revenue[1]	$481.9	$411.6	$447.1
Non-GAAP gross margin[1]	10.5%	6.0%	11.7%
Non-GAAP net income (loss)[1]	$(31.1)	$(57.4)	$(1.9)
Non-GAAP net loss per diluted share[1]	$(0.22)	$(0.41)	$(0.01)
Adjusted EBITDA[1]	$8.0	$(23.8)	$58.6
MW Deployed	622	455	385
1Information about SunPower's use of non-GAAP financial information, including a reconciliation to U.S. GAAP, is provided under "Use of Non-GAAP Financial Measures" below.

“In the second quarter we continued to see the benefits of our corporate transformation as we met or exceeded our financial guidance metrics while positioning the company for significant profitability improvement in the second half of the year,” said Tom Werner, SunPower CEO and chairman of the board.

SunPower Energy Services (SPES) - North American Residential and Commercial Businesses
“We executed well in our North American residential business, with demand strength driving sequential deployment growth of more than 30 percent. Customer and dealer response to the launch of our new 415-watt, Maxeon-5, A-Series residential panel last quarter has been very favorable and we expect this to continue in the second half of the year. We expanded our new homes leadership position with backlog now in excess of 38,000 homes, and our loan offering continues to gain traction, accounting for 30 percent of our residential revenue in the second quarter. We continue to lead in the development of in financial products, recently closing an innovative residential lease fund with Bank of America Merrill Lynch that will improve economics and help us meet our lease funding needs into 2020. Finally, we remain on plan to launch our Equinox residential storage and services platform later this year.

“In Commercial, we expanded our market leadership position during the quarter, with deployments up more than 50% compared to the first quarter. We added significantly to our backlog and are now 75 percent booked for the balance of the year with a pipeline that remains in excess of $3 billion. Specifically, interest in our Helix solar-plus-storage solution remains high as our storage pipeline now exceeds 135 MW with attach rates of approximately 30 percent. We also successfully executed on our customer commitments for the quarter including the recent commissioning of our largest solar, storage and services project, a multi-site enterprise solution for Whole Foods.

SunPower Technologies (SPT) - Manufacturing, International DG / Power Plant Panel Businesses
We were pleased with SPT’s performance, exceeding our volume targets while continuing to execute on our technology and cost roadmaps. Demand in the global DG market remains strong, especially in Europe, where customer response to our recently launched residential products remains very favorable. We expect to remain on allocation in this market for the balance of the year. In power plants, we met our panel delivery schedules, added to our backlog and remain fully booked for the second half of the year. Operationally, the ramp of our industry leading Maxeon-5 cell and panel technology continues and we expect to start production on a second Maxeon-5 manufacturing line this quarter. Finally, we are seeing strong traction for our Performance Series product with increasing volume from both our Oregon and DZS factories,” Werner concluded.

Consolidated Financials
“Given our solid performance in the second quarter as well as continued positive industry trends, we are well positioned to meet our second half financial and operational targets,” said Manavendra Sial, SunPower chief financial officer. “We also prudently managed our expenses while further investing in our growth initiatives. Additionally, we expanded our leadership in project finance, signing agreements to improve our residential lease economics, as well as reducing our working capital requirements in our commercial business. We remain committed to achieving positive cash flow at the business unit level in the second half of the year while continuing to improve our profitability throughout 2019.”

Second quarter fiscal year 2019 non-GAAP results exclude net adjustments that, in the aggregate, decreased non-GAAP earnings by $152.6 million, including $26.0 million related to the cost of above-market polysilicon, $15.6 million related to impairment and sale of residential lease assets, $6.3 million related to stock-based compensation expense, $4.2 million related to business reorganization costs, $2.5 million restructuring charge, $1.8 million related to intangibles, $1.2 million transaction-related costs, $1.0 million related to legacy sale-leaseback transactions, and $0.9 million related to utility and power plant projects, partially offset by $137.3 million related to gain on business divestiture, $67.5 million related to unrealized gain on equity investment, $6.4 million related to construction revenue on solar services contracts, and $0.7 million related to tax effect.

Financial Outlook
The company continues to expect financial performance to improve on a quarterly basis throughout fiscal year 2019.

The company’s third quarter 2019 GAAP and non-GAAP guidance is as follows: on a GAAP basis, revenue of $430 million to $470 million, gross margin of 8 percent to 12 percent and net loss of $55 million to $35 million. On a non-GAAP basis, the company expects revenue of $450 million to $490 million, gross margin of 14 percent to 17 percent, Adjusted EBITDA of $30 million to $50 million and MW deployed in the range of 550 MW to 600 MW.

The company's fiscal year 2019 GAAP and non-GAAP guidance is as follows: on a GAAP basis, revenue of $1.8 billion to $2.0 billion and a net loss of $20 million to $0 million. On a non-GAAP basis, revenue of $1.9 billion to $2.1 billion and operational expenses of less than $270 million. Gigawatts deployed is expected to be in the range of 2.05 GW to 2.25 GW in addition to the company’s safe harbor program and capital expenditures of approximately $65 million.

The company is raising its fiscal year 2019 Adjusted EBITDA guidance to the range of $100 million to $120 million compared to previous guidance of $90 million to $110 million.

The company will host a conference call for investors this afternoon to discuss its second quarter 2019 performance at 1:30 p.m. Pacific Time. The call will be webcast and can be accessed from SunPower’s website at http://investors.sunpower.com/events.cfm.

This press release contains both GAAP and non-GAAP financial information. Non-GAAP figures are reconciled to the closest GAAP equivalent categories in the financial attachment of this press release. Please note that the company has posted supplemental information and slides related to its second quarter 2019 performance on the Events and Presentations section of SunPower’s Investor Relations page at http://investors.sunpower.com/events.cfm. The capacity of power plants in this release is described in approximate MW on a direct current (dc) basis unless otherwise noted.

About SunPower
As one of the world's most innovative and sustainable energy companies, SunPower Corporation (NASDAQ: SPWR) provides a diverse group of customers with complete solar solutions and services. Residential customers, businesses, governments, schools and utilities around the globe rely on SunPower's more than 30 years of proven experience. From the first flip of the switch, SunPower delivers maximum value and superb performance throughout the long life of every solar system. Headquartered in Silicon Valley, SunPower has dedicated, customer-focused employees in Africa, Asia, Australia, Europe, North and South America. For more information about how SunPower is changing the way our world is powered, visit www.sunpower.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: (a) our expectations regarding our future financial performance, including with respect to profitability, cash flow, and margins; (b) our plans and expectations regarding manufacturing expansion, and production goals and ramps, including the timing of our ramp of Maxeon and P-Series production expansion and planned shipments; (c) our plans and expectations for our products and planned products, including product allocation, anticipated customer adoption and cost impacts, launch timing, and impacts on our financial performance and our ability to meet our targets and goals; (d) our expectations and plans regarding growth, demand, revenue, and volume; (e) our plans and expectations regarding fab utilization and our safe harbor program; (f) the anticipated timing and financial impact of future closings under our commercial lease portfolio sale; (g) our plans and expectations for strategic DG financing programs, including their impact on capital efficiency and margins; (h) our positioning for future success and profitability and long-term competitiveness, and our ability to achieve our financial and strategic goals; (g) our expectations regarding financial performance improvement and timing during fiscal year 2019; (h) our second quarter fiscal 2019 guidance, including GAAP revenue, gross margin, and net income, as well as non-GAAP revenue, gross margin, Adjusted EBITDA, and MW deployed, and related assumptions; and (i) fiscal year 2019 guidance, including, GAAP and non-GAAP revenue, non-GAAP GW deployed, non-GAAP operational expenses, non- GAAP capital expenditures, and Adjusted EBITDA, and related assumptions. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) competition in the solar and general energy industry and downward pressure on selling prices and wholesale energy pricing; (2) our liquidity, substantial indebtedness, and ability to obtain additional financing for our projects and customers; (3) changes in public policy, including the imposition and applicability of tariffs; (4) regulatory changes and the availability of economic incentives promoting use of solar energy; (5) challenges inherent in constructing certain of our large projects, including regulatory hurdles and other difficulties that may arise; (6) the success of our ongoing research and development efforts and our ability to commercialize new products and services, including products and services developed through strategic partnerships; (7) fluctuations in our operating results; (8) appropriately sizing our manufacturing capacity and containing manufacturing and logistics difficulties that could arise; (9) challenges managing our acquisitions, joint ventures and partnerships, including our ability to successfully manage acquired assets and supplier relationships; (10) challenges in executing transactions key to our strategic plans; and (11) our ability to successfully implement actions to complete our restructuring plan and associated initiatives, including plans to streamline our business and focus.  A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent report on Form 10-K, particularly under the heading “Risk Factors.”  Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpower.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

©2019 SunPower Corporation. All rights reserved. SUNPOWER, the SUNPOWER logo, EQUINOX and HELIX are trademarks or registered trademarks of SunPower Corporation in the U.S. and other countries as well.

SUNPOWER CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2019	December 30, 2018
Assets
Current assets:
Cash and cash equivalents	$167,253	$309,407
Restricted cash and cash equivalents, current portion	13,139	41,762
Accounts receivable, net	211,921	175,605
Contract assets	53,701	58,994
Inventories	350,575	308,146
Advances to suppliers, current portion	83,884	37,878
Project assets - plants and land, current portion	17,219	10,796
Prepaid expenses and other current assets	113,748	131,183
Total current assets	1,011,440	1,073,771

Restricted cash and cash equivalents, net of current portion	19,360	12,594
Restricted long-term marketable securities	6,126	5,955
Property, plant and equipment, net	434,011	839,871
Operating lease right-of-use assets	41,329	—
Solar power systems leased and to be leased, net	72,317	92,557
Advances to suppliers, net of current portion	62,914	133,694
Long-term financing receivables, net - held for sale	18,388	19,592
Other intangible assets, net	11,698	12,582
Other long-term assets	261,344	162,033
Total assets	$1,938,927	$2,352,649

Liabilities and Equity
Current liabilities:
Accounts payable	$398,071	$325,550
Accrued liabilities	192,412	235,252
Operating lease liabilities, current portion	8,321	—
Contract liabilities, current portion	109,118	104,130
Short-term debt	62,874	40,074
Total current liabilities	770,796	705,006

Long-term debt	102,347	40,528
Convertible debt	819,308	818,356
Operating lease liabilities, net of current portion	38,938	—
Contract liabilities, net of current portion	75,934	99,509
Other long-term liabilities	228,249	839,136
Total liabilities	2,035,572	2,502,535

Equity:
Preferred stock	—	—
Common stock	143	141
Additional paid-in capital	2,476,788	2,463,370

Accumulated deficit	(2,440,102)	(2,480,988)
Accumulated other comprehensive loss	(3,885)	(4,150)
Treasury stock, at cost	(191,434)	(187,069)
Total stockholders' deficit	(158,490)	(208,696)
Noncontrolling interests in subsidiaries	61,845	58,810
Total deficit	(96,645)	(149,886)
Total liabilities and equity	$1,938,927	$2,352,649

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30, 2019	March 31, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Revenue:
SunPower Energy Services	$211,726	$178,221	$269,683	$389,947	$516,611
SunPower Technologies	314,971	230,804	248,290	545,775	502,124
Intersegment eliminations	(90,416)	(60,800)	(68,876)	(151,216)	(177,750)
Total revenue	436,281	348,225	449,097	784,506	840,985
Cost of revenue:
SunPower Energy Services	189,262	171,078	220,910	360,340	426,913
SunPower Technologies	317,717	282,868	614,469	600,585	892,510
Intersegment eliminations	(90,498)	(68,436)	(76,321)	(158,934)	(179,051)
Total cost of revenue	416,481	385,510	759,058	801,991	1,140,372
Gross profit (loss)	19,800	(37,285)	(309,961)	(17,485)	(299,387)
Operating expenses:
Research and development	18,159	14,993	31,275	33,152	50,327
Sales, general and administrative	61,978	62,857	64,908	124,835	130,203
Restructuring charges (credits)	2,453	(665)	3,504	1,788	14,681
Gain on sale and impairment of residential lease assets	8,301	9,226	68,269	17,527	117,361
Gain on business divestiture	(137,286)	(6,114)	—	(143,400)	—
Total operating expenses (income)	(46,395)	80,297	167,956	33,902	312,572
Operating income (loss)	66,195	(117,582)	(477,917)	(51,387)	(611,959)
Other income (expense), net:
Interest income	566	852	664	1,418	1,193
Interest expense	(16,424)	(16,791)	(26,718)	(33,215)	(51,824)
Other, net	67,768	33,073	36,624	100,841	52,418
Other income, net	51,910	17,134	10,570	69,044	1,787
Income (loss) before income taxes and equity in losses of unconsolidated investees	118,105	(100,448)	(467,347)	17,657	(610,172)
Provision for income taxes	(6,068)	(5,797)	(3,081)	(11,865)	(5,709)
Equity in earnings (losses) of unconsolidated investees	(1,963)	1,680	(13,415)	(283)	(15,559)
Net Income (loss)	110,074	(104,565)	(483,843)	5,509	(631,440)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	11,385	14,841	36,726	26,226	68,349
Net income (loss) attributable to stockholders	$121,459	$(89,724)	$(447,117)	$31,735	$(563,091)

Net income (loss) per share attributable to stockholders:
Basic	$0.85	$(0.63)	$(3.17)	$0.22	$(4.01)
Diluted	$0.75	$(0.63)	$(3.17)	$0.22	$(4.01)
Weighted-average shares:
Basic	142,471	141,720	140,926	142,095	140,569
Diluted	166,837	141,720	140,926	143,062	140,569

SUNPOWER CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30, 2019	March 31, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Cash flows from operating activities:
Net income (loss)	$110,074	$(104,565)	$(483,843)	$5,509	$(631,440)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	22,534	24,190	38,568	46,724	78,401
Stock-based compensation	6,270	5,666	6,644	11,936	13,697
Non-cash interest expense	2,510	2,415	3,819	4,925	8,262
Non-cash restructuring charges	2,346	—	—	2,346	—
Dividend from equity method investee	—	—	(1,452)	—	3,947
Equity in (earnings) losses of unconsolidated investees	1,963	(1,680)	13,414	283	15,559
Unrealized gain on equity investment	(67,500)	(33,000)	—	(100,500)	—
Gain on business divestiture	(137,286)	(6,114)	—	(143,400)	—
Gain on sale of equity investments, net	—	—	(34,449)	—	(50,025)
Deferred income taxes	(4)	2,048	1,775	2,044	1,431
Impairment of property, plant and equipment	777	—	369,168	777	369,168
Gain on sale and impairment of residential lease assets	16,728	9,226	68,269	25,954	117,361
Other, net	—	—	(3,415)	—	(2,443)
Changes in operating assets and liabilities:
Accounts receivable	(60,827)	12,196	(17,957)	(48,631)	(4,033)
Contract assets	5,697	1,712	(11,814)	7,409	(35,375)
Inventories	(20,386)	(41,718)	(41,654)	(62,104)	(75,849)
Project assets	(6,974)	776	(9,398)	(6,198)	11,086
Prepaid expenses and other assets	(27,212)	11,727	23,423	(15,485)	34,308
Operating lease right-of-use assets	(11,383)	2,603	—	(8,780)	—
Long-term financing receivables, net - held for sale	657	(1,611)	(71,042)	(954)	(109,156)
Advances to suppliers	11,719	13,055	9,973	24,774	15,122
Accounts payable and other accrued liabilities	40,018	(28,819)	20,713	11,199	(79,444)
Contract liabilities	17,996	(14,578)	(2,822)	3,418	(35,919)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30, 2019	March 31, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Operating lease liabilities	11,222	(2,559)	—	8,663	—
Net cash used in operating activities	(81,061)	(149,030)	(122,080)	(230,091)	(355,342)
Cash flows from investing activities:
Purchases of property, plant and equipment	(11,656)	(6,548)	(16,503)	(18,204)	(25,362)
Cash paid for solar power systems, leased, net	—	—	(14,901)	—	(38,688)
Cash paid for solar power systems	(15,723)	(27,600)	(832)	(43,323)	(3,436)
Proceeds from business divestiture, net of cash sold	30,814	9,677	—	40,491	—
Dividend from equity method investee	—	—	10,258	—	12,952
Proceeds from sale of equity method investment	—	—	390,484	—	417,766
Proceeds from the sale of property, plant, and equipment	228	—	—	228
Cash paid for investments in unconsolidated investees	(10,000)	—	(7,712)	(10,000)	(14,061)
Net cash provided by (used in) investing activities	(6,337)	(24,471)	360,794	(30,808)	349,171
Cash flows from financing activities:
Proceeds from bank loans and other debt	75,687	67,979	66,665	143,666	116,459
Repayment of 0.75% debentures due 2018, bank loans and other debt	(66,688)	(58,372)	(368,475)	(125,060)	(419,527)
Proceeds from issuance of non-recourse residential financing, net of issuance costs	43,476	22,255	34,422	65,731	67,109
Repayment of non-recourse residential financing	(1,156)	—	(6,118)	(1,156)	(9,899)
Contributions from noncontrolling interests and redeemable noncontrolling interests attributable to residential projects	8,590	20,987	36,564	29,577	73,290
Distributions to noncontrolling interests and redeemable noncontrolling interests attributable to residential projects	(316)	—	(7,160)	(316)	(12,582)
Proceeds from issuance of non-recourse power plant and commercial financing, net of issuance costs	—	—	13,182	—	22,286
Repayment of non-recourse power plant and commercial financing	—	—	(3,788)	—	(4,678)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30, 2019	March 31, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Payment to Solar World for asset purchase agreement	(9,000)	—	—	(9,000)	—
Settlement of contingent consideration arrangement	—	(2,448)	—	(2,448)	—
Purchases of stock for tax withholding obligations on vested restricted stock	(493)	(3,872)	(374)	(4,365)	(4,900)
Net cash provided by (used in) financing activities	50,100	46,529	(235,082)	96,629	(172,442)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	147	112	(1,601)	259	(1,124)
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(37,151)	(126,860)	2,031	(164,011)	(179,737)
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period[2]	236,903	363,763	362,569	363,763	544,337
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period[2]	$199,752	$236,903	$364,600	$199,752	$364,600

Non-cash transactions:
Costs of solar power systems, leased, sourced from existing inventory	$—	$—	$7,286		$21,640
Costs of solar power systems, leased, funded by liabilities	$—	$—	$5,166		$5,166
Costs of solar power systems sourced from existing inventory	$4,767	$16,406		$21,173
Costs of solar power systems funded by liabilities	$4,529	$4,553		$4,529
Costs of solar power systems under sale-leaseback financing arrangements, sourced from project assets	$—	$—	$5,789	$—	$15,580
Property, plant and equipment acquisitions funded by liabilities	$22,560	$10,792	$15,954	$22,560	$15,954
Contractual obligations satisfied with inventory	$—	$—	$23,364	$—	$40,881
Assumption of debt by buyer upon sale of equity interest	$—	$—	$—	$—	$27,321
Transaction fees funded by liability due to the sale of equity method investees	$—	$—	$3,911	$—	$3,911

	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30, 2019	March 31, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Right-of-use assets obtained in exchange of lease obligations	$13,280	$81,525	$—	$94,805	$—
Derecognition of financing obligations upon business divestiture	$590,884	$—	$—	$590,884	$—
Holdback related to business divestiture	$2,425	$—	$—	$2,425	$—

Use of Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with United States Generally Accepted Accounting Principles ("GAAP"), the company uses non-GAAP measures that are adjusted for certain items from the most directly comparable GAAP measures. The specific non-GAAP measures listed below are: revenue; gross margin; net loss; net loss per diluted share; and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Management believes that each of these non-GAAP measures is useful to investors, enabling them to better assess changes in each of these key elements of the company's results of operations across different reporting periods on a consistent basis, independent of certain items as described below. Thus, each of these non-GAAP financial measures provides investors with another method to assess the company's operating results in a manner that is focused on its ongoing, core operating performance, absent the effects of these items. Management uses these non-GAAP measures internally to assess the business, its financial performance, current and historical results, as well as for strategic decision-making and forecasting future results. Many of the analysts covering the company also use these non-GAAP measures in their analysis. Given management's use of these non-GAAP measures, the company believes these measures are important to investors in understanding the company's operating results as seen through the eyes of management. These non-GAAP measures are not prepared in accordance with GAAP or intended to be a replacement for GAAP financial data; and therefore, should be reviewed together with the GAAP measures and are not intended to serve as a substitute for results under GAAP, and may be different from non-GAAP measures used by other companies.

Non-GAAP revenue includes adjustments relating to 8point3, legacy utility and power plant projects, legacy sale-leaseback transactions and construction services for residential customer contracts, each of which described below. In addition to the above adjustments, non-GAAP gross margin includes adjustments relating to impairment and sale of residential lease assets, cost of above-market polysilicon, stock-based compensation, amortization of intangible assets, and depreciation of idle equipment, each of which is described below. In addition to the above adjustments, non-GAAP net loss and non-GAAP net loss per diluted share are adjusted for adjustments relating to gain on business divestiture, transaction-related costs, business reorganization costs, non-cash interest expense, restructuring expense, the tax effect of these non-GAAP adjustments, and other items, each of which is described below. In addition to the above adjustments as non-GAAP net loss, Adjusted EBITDA includes adjustments relating to cash interest expense (net of interest income), provision for (benefit from) income taxes, and depreciation.

Non-GAAP Adjustments Based on International Financial Reporting Standards (“IFRS”)

The company’s non-GAAP results include adjustments under IFRS that are consistent with the adjustments made in connection with the company’s internal reporting process as part of its status as a consolidated subsidiary of Total S.A., our controlling shareholder and a foreign public registrant that reports under IFRS. Differences between GAAP and IFRS reflected in the company’s non-GAAP results are further described below. In these situations, management believes that IFRS enables investors to better evaluate the company’s performance, and assists in aligning the perspectives of the management with those of Total S.A.

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8point3: The company includes adjustments related to the sales of projects contributed to 8point3 based on the difference between the fair market value of the consideration received and the net carrying value of the projects contributed, of which, a portion is deferred in proportion to the company’s retained equity stake in 8point3. The deferred profit is subsequently recognized over time. Under GAAP, these sales are recognized under either real estate, lease, or consolidation accounting guidance depending upon the nature of the individual asset contributed, with outcomes ranging from no, partial, or full profit recognition. IFRS profit, less deferrals associated with retained equity, is recognized for sales related to the residential lease portfolio. Revenue recognition for other projects sold to 8point3 is deferred until these projects reach commercial operations. Equity in earnings of unconsolidated investees also includes the impact of the company’s share of 8point3’s earnings related to sales of projects receiving sales recognition under IFRS but not GAAP. On June 19, 2018, the company sold its equity interest in the 8point3 Group.

•
Legacy utility and power plant projects: The company includes adjustments related to revenue recognition of certain utility and power plant projects based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligations and, when relevant, the allocation of revenue and margin to the company’s project development efforts at the time of initial project sale. Prior to the adoption of ASC 606, such projects were accounted for under real estate accounting guidance, under which no separate allocation to the company’s project development efforts occurs and the amount of revenue and margin that is recognized may be limited in circumstances where the company has certain forms of continuing involvement in the project. Under ASC 606, such projects are accounted for when the customer obtains control of the promised goods or services which generally results in earlier recognition of revenue and margin than previous GAAP. Over the life of each project, cumulative revenue and gross profit will eventually be equivalent under both ASC 606 and non-GAAP once these projects are completed.

•
Legacy sale-leaseback transactions: The company includes adjustments primarily related to revenue recognition on certain legacy sale-leaseback transactions based on the net proceeds received from the buyer-lessor. Under GAAP, these transactions were accounted for under the financing method in accordance with the applicable accounting guidance. Under such guidance, no revenue or profit is recognized at the inception of the transaction, and the net proceeds from the buyer-lessor are recorded as a financing liability. Imputed interest is recorded on the liability equal to the company’s incremental borrowing rate adjusted solely to prevent negative amortization. Under IFRS, such revenue and profit is recognized at the time of sale to the buyer-lessor if certain criteria are met. Upon adoption of IFRS 16, Leases, on December 31, 2018, IFRS is aligned with GAAP.

•
Unrealized (gain) loss in equity investments: The company recognizes adjustments related to the fair value of equity investments with readily determinable fair value based on the changes in the stock price of these equity investments at every reporting period. Under GAAP, unrealized gains and losses due to changes in stock prices for these securities are recorded in earnings while under IFRS, an election can be made to recognize such gains and losses in other comprehensive income. Such an election was made by Total S.A. Management believes that excluding the unrealized gain or loss on the equity investments is consistent with the company's internal reporting process as part of its status as a consolidated subsidiary of Total S.A. and better reflects the company's ongoing results.

Other Non-GAAP Adjustments

•
Gain on sale and impairment of residential lease assets: In the fourth quarter of fiscal 2017, the company made the decision to sell or refinance its interest in the residential lease portfolio and as a result of this triggering event, determined it was necessary to evaluate the potential for impairment in its ability to recover the carrying amount of the residential lease portfolio. In accordance with such evaluation, the company recognized a non-cash impairment charge on its solar power systems leased and to be leased and an allowance for losses related financing receivables. In connection with the impairment loss, the carrying values of the company's solar power systems leased and to be leased were reduced which resulted in lower depreciation charges. In the fourth quarter of fiscal 2018, the company sold membership units representing a 49% membership interest in its residential lease business and retained a 51% membership interest. The loss on divestment and the remaining unsold residential lease assets impairment with its corresponding depreciation savings are excluded from the company’s non-GAAP results as they are non-cash in nature and not reflective of ongoing operating results.

•
Impairment of property, plant, and equipment: In the second quarter of fiscal 2018, the company announced its proposed plan to change the corporate structure into the Upstream business unit and Downstream business unit, and long-term strategy to replace IBC technology to NGT. Accordingly, the company expects to upgrade the equipment associated with our manufacturing operations for the production of NGT over the next several years. In connection with these events, the company determined indicators of impairment existed and therefore performed an evaluation of the recoverability of the asset group. In accordance with such evaluation, the company recognized a non-cash impairment charge on its property, plant and equipment. Such asset impairment is excluded from the company’s segment results as it is non-cash in nature and not reflective of ongoing segment results.

•
Construction revenue on solar services contracts: Upon adoption of the new lease accounting guidance (“ASC 842”) in the first quarter of fiscal 2019, revenue and cost of revenue on solar services contracts with residential customers are recognized ratably over the term of those contracts, once the projects are placed in service. For non-GAAP results, the company recognizes revenue and cost of revenue upfront based on the expected cash proceeds to align with the legacy lease accounting guidance. Management believes it is appropriate to recognize revenue and cost of revenue upfront based on total expected cash proceeds, as it better reflects our ongoing results as such method aligns revenue and costs incurred most accurately in the same period.

•
Cost of above-market polysilicon: The company has entered into multiple long-term, fixed-price supply agreements to purchase polysilicon for periods of up to 10 years. The prices in select legacy supply agreements, which incorporate a cash portion and a non-cash portion attributable to the amortization of prepayments made under the agreements, significantly exceed current market prices. Additionally, in order to reduce inventory and improve working capital, the company has periodically elected to sell polysilicon inventory in the marketplace at prices below the company’s purchase price, thereby incurring a loss. Management believes that it is appropriate to exclude the impact of its above-market cost of polysilicon, including the effect of above-market polysilicon on product costs, losses incurred on sales of polysilicon to third parties, and inventory reserves and project asset impairments from the company's non-GAAP financial measures as they are not reflective of ongoing operating results and do not contribute to a meaningful evaluation of a company's past operating performance.

•
Stock-based compensation: Stock-based compensation relates primarily to the company’s equity incentive awards. Stock-based compensation is a non-cash expense that is dependent on market forces that are difficult to predict. Management believes that this adjustment for stock-based compensation provides investors with a basis to measure the company's core performance, including compared with the performance of other companies, without the period-to-period variability created by stock-based compensation.

•
Amortization of intangible assets: The company incurs amortization of intangible assets as a result of acquisitions, which includes patents, purchased technology, project pipeline assets, and in-process research and development. Management believes that it is appropriate to exclude these amortization charges from the company’s non-GAAP financial measures as they arise from prior acquisitions, are not reflective of ongoing operating results, and do not contribute to a meaningful evaluation of a company’s past operating performance.

•
Depreciation of idle equipment: In the fourth quarter of 2017, the company changed the deployment plan for its next generation of solar cell technology, and revised its depreciation estimates to reflect the use of certain assets over its shortened useful life. Such asset depreciation is excluded from the company's non-GAAP financial measures as it is non-cash in nature and not reflective of ongoing operating results. Excluding this data provides investors with a basis to compare the company's performance against the performance of other companies without such charges.

•
Gain on business divestiture: In the first quarter of fiscal 2019, the company entered into a transaction pursuant to which it sold membership interest in certain of its subsidiaries that own leasehold interests in projects subject to sale-leaseback financing arrangements. In connection with this sale, the company recognized a gain relating to this business divestiture. Management believes that it is appropriate to exclude this gain from our non-GAAP results as it is not reflective of ongoing operating results.

•
Transaction-related costs: In connection with material transactions such as acquisition or divestiture of a business, the company incurred transaction costs including legal and accounting fees. Management believes that it is appropriate to exclude these costs from the company’s non-GAAP financial measures as they would not have otherwise been incurred as part of its business operations and are therefore not reflective of ongoing operating results.

•
Business reorganization costs: In connection with the reorganization of our business into an upstream and downstream business unit structure, the company incurred and expect to continue incurring expenses in the upcoming quarters associated with reclassifying prior period segment information, reorganization of corporate functions and responsibilities to the business units, updating accounting policies and processes and implementing systems to fulfill the requirements of the master supply agreement between the segments. Management believes that it is appropriate to exclude these from the company’s non-GAAP financial measures as they would not have otherwise been incurred as part of its business operations and are therefore not reflective of ongoing operating results.

•
Non-cash interest expense: The company incurs non-cash interest expense related to the amortization of items such as original issuance discounts on its debt. The company excludes non-cash interest expense because the expense does not reflect its financial results in the period incurred. Management believes that this adjustment for non-cash interest expense provides investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without non-cash interest expense.

•
Restructuring expenses: The company incurs restructuring expenses related to reorganization plans aimed towards realigning resources consistent with the company’s global strategy and improving its overall operating efficiency and cost structure. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have historically occurred infrequently. Although the company has engaged in restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from the company's non-GAAP financial measures as they are not reflective of ongoing operating results or contribute to a meaningful evaluation of a company's past operating performance.

•
Tax effect: This amount is used to present each of the adjustments described above on an after-tax basis in connection with the presentation of non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share. The company's non-GAAP tax amount is based on estimated cash tax expense and reserves. The company forecasts its annual cash tax liability and allocates the tax to each quarter in a manner generally consistent with its GAAP methodology. This approach is designed to enhance investors’ ability to understand the impact of the company's tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP to non-GAAP adjustments, which may not reflect actual cash tax expense.

•	Adjusted EBITDA adjustments: When calculating Adjusted EBITDA, in addition to adjustments described above, the company excludes the impact of the following items during the period:

•	Cash interest expense, net of interest income

•	Provision for (benefit from) income taxes

•	Depreciation

For more information about these non-GAAP financial measures, please see the tables captioned "Reconciliations of GAAP Measures to Non-GAAP Measures" set forth at the end of this release, which should be read together with the preceding financial statements prepared in accordance with GAAP.

SUNPOWER CORPORATION
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

Adjustments to Revenue:

	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30, 2019	March 31, 2019	July 1, 2018	June 30, 2019	July 1, 2018
GAAP revenue	$436,281	$348,225	$449,097	$784,506	$840,985
Adjustments based on IFRS:
8point3	—	—	(8,337)	—	(8,588)
Legacy utility and power plant projects	(23)	(171)	(1,301)	(194)	(3,093)
Legacy sale-leaseback transactions	—	—	7,695	—	16,798
Other adjustments:
Construction revenue on solar services contracts	45,614	63,505	—	109,119	—
Non-GAAP revenue	$481,872	$411,559	$447,154	$893,431	$846,102

Adjustments to Gross Profit (Loss) / Margin:

	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30, 2019	March 31, 2019	July 1, 2018	June 30, 2019	July 1, 2018
GAAP gross profit (loss)	$19,800	$(37,285)	$(309,961)	$(17,485)	$(299,387)
Adjustments based on IFRS:
8point3	—	—	(8,337)	—	(8,337)
Legacy utility and power plant projects	884	116	(569)	1,000	(837)
Legacy sale-leaseback transactions	(3,684)	(823)	(359)	(4,507)	(3,398)
Other adjustments:
Gain on sale and impairment of residential lease assets	(632)	(125)	(4,151)	(757)	(8,005)
Construction revenue on solar services contracts	5,506	11,386	—	16,892	—
Impairment of property, plant and equipment	—	—	355,106	—	355,107
Cost of above-market polysilicon	25,950	49,428	16,669	75,378	35,369
Stock-based compensation expense	1,133	168	1,580	1,301	2,521
Amortization of intangible assets	1,783	1,786	2,443	3,569	4,935
Depreciation of idle equipment	—	—	—	—	721
Non-GAAP gross profit	$50,740	$24,651	$52,421	$75,391	$78,689

GAAP gross margin (%)	4.5%	(10.7)%	(69.0)%	(2.2)%	(35.6)%
Non-GAAP gross margin (%)	10.5%	6.0%	11.7%	8.4%	9.3%

Adjustments to Net Income (Loss):

	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30, 2019	March 31, 2019	July 1, 2018	June 30, 2019	July 1, 2018
GAAP net income (loss) attributable to stockholders	$121,459	$(89,724)	$(447,117)	$31,735	$(563,091)
Adjustments based on IFRS:
8point3	—	—	(8,308)	—	(8,485)
Legacy utility and power plant projects	884	116	(569)	1,000	(837)
Legacy sale-leaseback transactions	1,025	4,911	4,187	5,936	5,560
Unrealized gain on equity investment	(67,500)	(33,000)	—	(100,500)	—
Other adjustments:
Gain on sale and impairment of residential lease assets	15,554	8,313	50,360	23,867	95,499
Construction revenue on solar services contracts	(6,398)	(3,740)	—	(10,138)	—
Impairment of property, plant and equipment	—	—	369,168	—	369,168
Cost of above-market polysilicon	25,950	49,428	16,669	75,378	35,369
Stock-based compensation expense	6,270	5,666	6,643	11,936	15,401
Amortization of intangible assets	1,783	1,786	2,443	3,569	4,935
Depreciation of idle equipment	—	—	—	—	721
Gain on business divestiture	(137,286)	(6,114)	—	(143,400)	—
Transaction-related costs	1,173	1,422	—	2,595	—
Business reorganization costs	4,156	2,649	—	6,805	—
Non-cash interest expense	10	10	23	20	45
Restructuring charges (credits)	2,453	(665)	3,504	1,788	14,681
Tax effect	(669)	1,518	1,072	849	902
Non-GAAP net loss attributable to stockholders	$(31,136)	$(57,424)	$(1,925)	$(88,560)	$(30,132)

Adjustments to Net income (loss) per diluted share:

	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30, 2019	March 31, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Net income (loss) per diluted share
Numerator:
GAAP net income (loss) available to common stockholders[1]	$121,459	$(89,724)	$(447,117)	$31,735	$(563,091)
Add: Interest expense on 4.00% debenture due 2023, net of tax	3,358	—	—	—	—
Add: Interest expense on 0.875% debenture due 2021, net of tax	691	—	—	—	—
Net income (loss) available to common stockholders	$125,508	$(89,724)	$(447,117)	$31,735	$(563,091)
Non-GAAP net loss available to common stockholders[1]	$(31,136)	$(57,424)	$(1,925)	$(88,560)	$(30,132)

Denominator:
GAAP weighted-average shares	142,471	141,720	140,926	142,095	140,569
Effect of dilutive securities:
Restricted stock units	2,241	—	—	967	—
0.875% debentures due 2021	13,922	—	—	—	—
4.00% debentures due 2023	8,203	—	—	—	—
GAAP dilutive weighted-average common shares:	166,837	141,720	140,926	143,062	140,569
Non-GAAP weighted-average shares[1]	142,471	141,720	140,926	142,095	140,569

GAAP net income (loss) per diluted share	$0.75	$(0.63)	$(3.17)	$0.22	$(4.01)
Non-GAAP net loss per diluted share	$(0.22)	$(0.41)	$(0.01)	$(0.62)	$(0.21)
1In accordance with the if-converted method, net loss available to common stockholders excludes interest expense related to the 0.875% and 4.0% debentures if the debentures are considered converted in the calculation of net loss per diluted share. If the conversion option for a debenture is not in the money for the relevant period, the potential conversion of the debenture under the if-converted method is excluded from the calculation of non-GAAP net loss per diluted share.

Adjusted EBITDA:

	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30, 2019	March 31, 2019	July 1, 2018	June 30, 2019	July 1, 2018
GAAP net income (loss) attributable to stockholders	$121,459	$(89,724)	$(447,117)	$31,735	$(563,091)
Adjustments based on IFRS:
8point3	—	—	(8,308)	—	(8,485)
Legacy utility and power plant projects	884	116	(569)	1,000	(837)
Legacy sale-leaseback transactions	1,025	4,911	4,187	5,936	5,560
Unrealized gain on equity investment	(67,500)	(33,000)	—	(100,500)	—
Other adjustments:
Gain on sale and impairment of residential lease assets	15,554	8,313	50,360	23,867	95,499
Construction revenue on solar services contracts	(6,398)	(3,740)	—	(10,138)	—
Impairment of property, plant and equipment	—	—	369,168	—	369,168
Cost of above-market polysilicon	25,950	49,428	16,669	75,378	35,369
Stock-based compensation expense	6,270	5,666	6,643	11,936	15,401
Amortization of intangible assets	1,783	1,786	2,443	3,569	4,935
Depreciation of idle equipment	—	—	—	—	721
Gain on business divestiture	(137,286)	(6,114)	—	(143,400)	—
Transaction-related costs	1,173	1,422	—	2,595	—
Business reorganization costs	4,156	2,649	—	6,805	—
Non-cash interest expense	10	10	23	20	45
Restructuring charges (credits)	2,453	(665)	3,504	1,788	14,681
Cash interest expense, net of interest income	11,148	10,206	21,509	21,354	41,674
Provision for income taxes	6,068	5,797	3,081	11,865	5,709
Depreciation	21,286	19,181	36,983	40,467	74,559
Adjusted EBITDA	$8,035	$(23,758)	$58,576	$(15,723)	$90,908

Q3 2019 and FY 2019 GUIDANCE

(in thousands except percentages)	Q3 2019	FY 2019
Revenue (GAAP)	$430,000-$470,000	$1,800,000-$2,000,000
Revenue (non-GAAP)[1]	$450,000-$490,000	$1,900,000-$2,100,000
Gross margin (GAAP)	8% - 12%	N/A
Gross margin (non-GAAP)[2]	14% - 17%	N/A
Net income (loss) (GAAP)	$(55,000)-$(35,000)	$(20,000)-$0
Adjusted EBITDA[3]	$30,000-$50,000	$100,000-$120,000

1.
Estimated non-GAAP amounts above for Q3 2019 and fiscal 2019 include net adjustments that increase revenue by approximately $20 million and $130 million, respectively, related to construction revenue on solar services contracts.

2.
Estimated non-GAAP amounts above for Q3 2019 include net adjustments that increase gross margin by approximately $27 million related to cost of above-market polysilicon, $2 million related to construction revenue on solar services contracts, $1 million related to stock-based compensation expense, and $2 million related to amortization of intangible assets.

3.
Estimated Adjusted EBITDA amounts above for Q3 2019 include net adjustments that decrease (increase) net income by approximately $27 million related to cost of above-market polysilicon, $15 million related to depreciation, $7 million related to impairment of lease assets, $10 million related to interest expense, $10 million related to stock-based compensation expense, $6 million related to income taxes, $5 million related to business reorganization costs, $2 million related to amortization of intangible assets, and $3 million related to restructuring. Estimated non-GAAP amounts above for fiscal 2019 include net adjustments that decrease (increase) net loss by approximately $137 million related to cost of above-market polysilicon, $72 million related to depreciation, $40 million related to interest expense, $32 million related to impairment of lease assets, $31 million related to stock-based compensation expense, $20 million related to income taxes, $19 million related to business reorganization costs, $8 million related to amortization of intangible assets, $5 million related to restructuring, $3 million related to transaction-related costs, $(101) million related to unrealized gain on equity investment, $(145) million related to the gain on business divestiture, and $(1) million related to construction revenue on solar services contracts.

SUPPLEMENTAL DATA
(In thousands, except percentages)

The following supplemental data represent the adjustments that are included or excluded from SunPower's non-GAAP revenue, gross profit/margin, net income (loss) and net income (loss) per diluted share measures for each period presented in the Consolidated Statements of Operations contained herein.

THREE MONTHS ENDED

	June 30, 2019
	Revenue			Gross Profit / Margin					Operating expenses					Other income (expense), net	Provision for income taxes	Gain (Loss) attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring expense	Gain on sale and impairment of residential lease assets	Gain on business divestiture
GAAP	$211,726	$314,971	$(90,416)	$22,464	10.6%	$(2,746)	(0.9)%	$82									$121,459
Adjustments based on IFRS:
Legacy utility and power plant projects	—	(23)	—	—		884		—	—	—	—	—	—	—	—	—	884
Legacy sale-leaseback transactions	—	—	—	(3,684)		—		—	—	—	—	—	—	4,709	—	—	1,025
Unrealized gain on equity investment	—	—	—	—		—		—	—	—	—	—	—	(67,500)	—	—	(67,500)
Other adjustments:
Gain on sale and impairment of residential lease assets	—	—	—	(632)		—		—	—	—	—	16,728	—	—	—	(542)	15,554
Construction revenue on solar services contracts	45,614	—	—	5,506		—		—	—	—	—	—	—	—	—	(11,904)	(6,398)
Cost of above-market polysilicon	—	—	—	—		23,875		2,075	—	—	—	—	—	—	—	—	25,950
Stock-based compensation expense	—	—	—	460		673		—	879	4,258	—	—	—	—	—	—	6,270
Amortization of intangible assets	—	—	—	—		1,783		—	—	—	—	—	—	—	—	—	1,783
Gain on business divestiture	—	—	—	—		—		—	—	—	—	—	(137,286)	—	—	—	(137,286)
Business reorganization costs	—	—	—	—		—		—	777	3,379	—	—	—	—	—	—	4,156
Transaction-related costs	—	—	—	—		—		—	—	1,173	—	—	—	—	—	—	1,173
Non-cash interest expense	—	—	—	—		—		—	—	10	—	—	—	—	—	—	10
Restructuring expense	—	—	—	—		—		—	—	—	2,453	—	—	—	—	—	2,453
Tax effect	—	—	—	—		—		—	—	—	—	—	—	—	(669)	—	(669)
Non-GAAP	$257,340	$314,948	$(90,416)	$24,114	9.4%	$24,469	7.8%	$2,157									$(31,136)

THREE MONTHS ENDED
	March 31, 2019
	Revenue			Gross Profit / Margin					Operating expenses					Other income (expense), net	Benefit from income taxes	Gain (Loss) attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring credits	Impairment of residential lease assets	Gain on business divestiture
GAAP	$178,221	$230,804	$(60,800)	$7,143	4.0%	$(52,064)	(22.6)%	$7,636									$(89,724)
Adjustments based on IFRS:
Legacy utility and power plant projects	—	(171)	—	125		(9)		—	—	—	—	—	—	—	—	—	116
Legacy sale-leaseback transactions	—	—	—	(824)		1		—	—	—	—	—	—	5,734	—	—	4,911
Unrealized gain on equity investment	—	—	—	—		—		—	—	—	—	—	—	(33,000)	—	—	(33,000)
Other adjustments:
Impairment of residential lease assets	—	—	—	(125)		—		—	—	—	—	9,226	—	—	—	(788)	8,313
Construction revenue on solar services contracts	63,505	—	—	11,386		—		—	—	—	—	—	—	—	—	(15,126)	(3,740)
Cost of above-market polysilicon	—	—	—	—		49,428		—	—	—	—	—	—	—	—	—	49,428
Stock-based compensation expense	—	—	—	168		—		—	593	4,905	—	—	—	—	—	—	5,666
Amortization of intangible assets	—	—	—	—		1,786		—	—	—	—	—	—	—	—	—	1,786
Gain on business divestiture	—	—	—	—		—		—	—	—	—	—	(6,114)	—	—	—	(6,114)
Business reorganization costs	—	—	—	—		—		—	—	2,649	—	—	—	—	—	—	2,649
Transaction-related costs	—	—	—	—		—		—	—	1,422	—	—	—	—	—	—	1,422
Non-cash interest expense	—	—	—	—		—		—	—	10	—	—	—	—	—	—	10
Restructuring credits	—	—	—	—		—		—	—	—	(665)	—	—	—	—	—	(665)
Tax effect	—	—	—	—		—		—	—	—	—	—	—	—	1,518	—	1,518
Non-GAAP	$241,726	$230,633	$(60,800)	$17,873	7.4%	$(858)	(0.4)%	$7,636									$(57,424)

THREE MONTHS ENDED
	July 1, 2018
	Revenue			Gross Profit / Margin					Operating expenses				Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Gain (Loss) attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring credits	Impairment of residential lease assets
GAAP	$269,683	$248,290	$(68,876)	$48,773	18.1%	$(366,179)	(147.5)%	$7,445									$(447,117)
Adjustments based on IFRS:
8point3	(2,149)	(6,188)	—	(2,149)		(6,188)		—	—	—	—	—	—	—	29	—	(8,308)
Legacy utility and power plant projects	(82)	(1,219)	—	(6)		(563)		—	—	—	—	—	—	—	—	—	(569)
Legacy sale-leaseback transactions	7,695	—	—	(359)		—		—	—	—	—	—	4,546	—	—	—	4,187
Other adjustments:
Impairment of residential lease assets	—	—	—	(4,152)		—		—	—	—	—	68,269	—	—	—	(13,757)	50,360
Impairment of property, plant and equipment	—	—	—	33		355,074		—	12,832	1,229	—	—	—	—	—	—	369,168
Cost of above-market polysilicon	—	—	—	(3,514)		20,183		—	—	—	—	—	—	—	—	—	16,669
Stock-based compensation expense	—	—	—	801		779		—	906	4,157	—	—	—	—	—	—	6,643
Amortization of intangible assets	—	—	—	1,119		1,324		—	—	—	—	—	—	—	—	—	2,443
Non-cash interest expense	—	—	—	—		—		—	3	20	—	—	—	—	—	—	23
Restructuring expense	—	—	—	—		—		—	—	—	3,504	—	—	—	—	—	3,504
Tax effect	—	—	—	—		—		—	—	—	—	—	—	1,072	—	—	1,072
Non-GAAP	$275,147	$240,883	$(68,876)	$40,546	14.7%	$4,430	1.8%	$7,445									$(1,925)

SIX MONTHS ENDED

	June 30, 2019
	Revenue			Gross Profit / Margin					Operating expenses					Other income (expense), net	Provision for income taxes	Gain (Loss) attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring expense	Gain on sale and impairment of residential lease assets	Gain on business divestiture
GAAP	$389,947	$545,775	$(151,216)	$29,607	7.6%	$(54,810)	(10.0)%	$7,718									$31,735
Adjustments based on IFRS:
Legacy utility and power plant projects	—	(194)	—	125		875		—	—	—	—	—	—	—	—	—	1,000
Legacy sale-leaseback transactions	—	—	—	(4,508)		1		—	—	—	—	—	—	10,443	—	—	5,936
Unrealized gain on equity investment	—	—	—	—		—		—	—	—	—	—	—	(100,500)	—	—	(100,500)
Other adjustments:
Gain on sale and impairment of residential lease assets	—	—	—	(757)		—		—	—	—	—	25,954	—	—	—	(1,330)	23,867
Construction revenue on solar services contracts	109,119	—	—	16,892		—		—	—	—	—	—	—	—	—	(27,030)	(10,138)
Cost of above-market polysilicon	—	—	—	—		73,303		2,075	—	—	—	—	—	—	—	—	75,378
Stock-based compensation expense	—	—	—	628		673		—	1,472	9,163	—	—	—	—	—	—	11,936
Amortization of intangible assets	—	—	—	—		3,569		—	—	—	—	—	—	—	—	—	3,569
Gain on business divestiture	—	—	—	—		—		—	—	—	—	—	(143,400)	—	—	—	(143,400)
Business reorganization costs	—	—	—	—		—		—	777	6,028	—	—	—	—	—	—	6,805
Transaction-related costs	—	—	—	—		—		—	—	2,595	—	—	—	—	—	—	2,595
Non-cash interest expense	—	—	—	—		—		—	—	20	—	—	—	—	—	—	20
Restructuring expense	—	—	—	—		—		—	—	—	1,788	—	—	—	—	—	1,788
Tax effect	—	—	—	—		—		—	—	—	—	—	—	—	849	—	849
Non-GAAP	$499,066	$545,581	$(151,216)	$41,987	8.4%	$23,611	4.3%	$9,793									$(88,560)

SIX MONTHS ENDED
	July 1, 2018
	Revenue			Gross Profit / Margin					Operating expenses				Other income (expense), net	Benefit from (provision for) income taxes	Equity in earnings of unconsolidated investees	Gain (Loss) attributable to non-controlling interests	Net income (loss) attributable to stockholders
	SunPower Energy Services	SunPower Technologies	Intersegment eliminations	SunPower Energy Services		SunPower Technologies		Intersegment eliminations	Research and development	Sales, general and administrative	Restructuring credits	Impairment of residential lease assets
GAAP	$516,611	$502,124	$(177,750)	$89,698	17.4%	$(390,386)	(75.6)%	$1,301									$(563,091)
Adjustments based on IFRS:
8point3	(2,400)	(6,188)	—	(2,149)		(6,188)		—	—	—	—	—	—	—	(148)	—	(8,485)
Legacy utility and power plant projects	(474)	(2,619)	—	(456)		(381)		—	—	—	—	—	—	—	—	—	(837)
Legacy sale-leaseback transactions	16,798	—	—	(3,398)		—		—	—	—	—	—	8,958	—	—	—	5,560
Other adjustments:
Impairment of residential lease assets	—	—	—	(8,005)		—		—	—	—	—	117,361	—	—	—	(13,857)	95,499
Impairment of property, plant and equipment	—	—	—	33		355,074		—	12,832	1,229	—	—	—	—	—	—	369,168
Cost of above-market polysilicon	—	—	—	(3,514)		38,883		—	—	—	—	—	—	—	—	—	35,369
Stock-based compensation expense	—	—	—	1,162		1,359		—	3,783	9,097	—	—	—	—	—	—	15,401
Amortization of intangible assets	—	—	—	2,521		2,414		—	—	—	—	—	—	—	—	—	4,935
Depreciation of idle equipment	—	—	—	289		432		—	—	—	—	—	—	—	—	—	721
Non-cash interest expense	—	—	—	—		—		—	6	39	—	—	—	—	—	—	45
Restructuring expense	—	—	—	—		—		—	—	—	14,681	—	—	—	—	—	14,681
Tax effect	—	—	—	—		—		—	—	—	—	—	—	902	—	—	902
Non-GAAP	$530,535	$493,317	$(177,750)	$76,181	14.4%	$1,207	0.2%	$1,301									$(30,132)